Exhibit 10.7

STOCK CANCELLATION AGREEMENT

THIS STOCK CANCELLATION AGREEMENT (this “Agreement”) is made and entered into effective as of April 25, 2008, by and between Ariel Way, Inc., a Florida corporation (the “Company”), and Arne Dunhem (the “Stockholder”).

WITNESSETH:

WHEREAS, the Stockholder is the record and beneficial owner of a total of 37,357,964 shares of common stock, $.001 par value per share (the “Common Stock”);

WHEREAS, the Board of Directors of the Company has approved a proposed Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Lime Truck Acquisition Corporation, a corporation to be newly-formed by the Company in the State of Delaware for purposes of the Merger (as hereinafter defined) and wholly-owned subsidiary of the Company (“Lime Truck”), Lime Media, LLC, a Texas limited liability company, all of the members of Lime Media, and NewCo., LLC, a Texas limited liability company, pursuant to which Lime Media will be merged (the “Merger”) with and into Lime Truck, and Lime Truck will be the surviving corporation of the Merger; and

WHEREAS, pursuant to the terms of the Merger Agreement, the Company will be required to issue approximately 27,000,000 shares of Common Stock as part of the merger consideration; and

WHEREAS, the authorized capital stock of the Company consists of 595,000,000 shares of Common Stock all of which shares are issued and outstanding as of the date hereof; and 5,000,000 shares of blank check preferred stock, of which the Company has designated 160 of such shares as Series A Preferred Shares, of which 126.75 Series A Preferred Shares are issued and outstanding as of the date hereof; and

WHEREAS, in order to enable the Company to have sufficient shares of Common Stock to issue in connection with the Merger, the Stockholder desires to have cancelled and the Company desires to cancel an aggregate of 27,000,000 shares of Common Stock (the “Shares”) owned by the Stockholder as of the date hereof to issue as part of the consideration pursuant to the Merger; and

WHEREAS, following the approval of the stockholders of the Corporation, the Corporation is proposing to amend its Articles of Incorporation to increase the number of its authorized shares of Common Stock to 2,000,000,000 shares, of which 1,995,000,000 will be shares of Common Stock and 5,000,000 shares will be shares of blank check preferred stock; that an Information Statement on Schedule 14C has been filed by the Company with the Securities and Exchange Commission (the “SEC”) and subsequently mailed to the Company’s stockholders in accordance with the General Corporation Law of the State of Florida and the SEC’s Proxy Rules regarding authorizing and approving Articles of Amendment (the “Articles of Amendment”) to the Company’s Articles of Incorporation to effect such increase in the authorized shares of the Company, and that the Articles of Amendment will be effective upon filing with the Secretary of State for the State of Florida; and

WHEREAS, the Stockholder has agreed to cancel the Shares in consideration of the Company issuing an equivalent number of shares immediately following the acceptance for filing of the Amendment by the Secretary of State for the State of Florida.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements set forth herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.

Cancellation of Shares.  Upon the terms and subject to the conditions set forth in this Agreement, upon execution hereof, the Stockholder shall deliver to the Company certificates representing the Shares, duly executed for cancellation, or accompanied by stock powers duly executed in blank (with a medallion guarantee or such other evidence of signature as the Company’s transfer agent may require) whereupon the officers of the Company shall cancel such shares by delivering the Shares to the Company’s stock transfer agent for cancellation.

2.

Issuance of Shares.  Following acceptance for filing by the Secretary of State for the State of Florida of the Amendment, the Company shall immediately, but in any event within five (5) business days, deliver to the Stockholder stock certificate(s) representing an aggregate of 27,000,000 shares of Common Stock, bearing an appropriate restricted legend under the Securities Act of 1933, as amended.

3.

Representations of Stockholder.  The Stockholder represents and warrants to the Company, as of the date hereof, that:

a.

Stockholder has the legal capacity to execute, deliver and perform his obligations under this Agreement.  This Agreement has been duly executed and delivered by Stockholder and is a valid and legally binding agreement of Stockholder enforceable against him in accordance with its terms.

b.

Stockholder is the sole holder of record of the Shares, and is the beneficial owner of the Shares, free and clear of all Liens, and there exists no restriction on the transfer of the Shares to the Company.  Upon execution hereof, Stockholder shall deliver to the Company at good and marketable title to the Shares free and clear of all Liens.

c.

No action has been taken by Stockholder that would give rise to a claim against the Company for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

4.

Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to conflict-of-laws rules.

5.

Undertakings.

Each of Stockholder and the Company hereby agrees to take whatever additional action and execute whatever additional documents may be reasonably necessary or advisable in order to carry out or effect one or more of the provisions of this Agreement.

6.

Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7.

Entire Agreement.  This Agreement and the instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first indicated above.

ARIEL WAY, INC.
By:	/s/ Leif Carlsson
Its:	Director

ARNE DUNHEM
Signed:	/s/ Arne Dunhem

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